Exhibit 10.11

Addendum to Employment Agreement Dated April 18, 2022

This addendum to a certain letter employment agreement dated April 18, 2022 (the "Addendum") is entered into as of the date of the last signature (the "Effective Date") by and between The Marygold Companies, Inc., a Nevada corporation (the "Company"), and Carolyn M. Yu ("Employee"). The Company and Employee are referred to individually as a "Party" and collectively as the "Parties."

RECITALS

A. The Company and Employee are parties to that certain letter agreement dated April 18, 2022, effective April 1, 2022, concerning Employee's service as Chief Legal Officer and Chief Continuity Officer, together with Exhibit A thereto (the "Employment Agreement").

B. The Parties wish to amend the Employment Agreement to provide compensation to the Employee when a separation occurs following the Closing Date of a Change in Control in recognition for substantial prior employment contributions to the Company pertaining to the Employee's guidance, advice and counsel on institutional, legal, compliance, corporate governance, and operational knowledge ("Separation Benefit").

The Parties intend to amend only the provisions of the Employment Agreement expressly addressed in this Addendum. Except as amended, the Employment Agreement will remain in effect.

NOW, THEREFORE, in consideration of the mutual covenants contained in Employment Agreement and as supplemented by this Addendum and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Definitions

"Base Salary" means Employee's annualized cash salary rate plus all Company benefits, as described in the Employment Agreement, in effect immediately before the Separation Date, determined without regard to any reduction made in anticipation of, in connection with, or following a Change in Control.

"Change in Control" means the occurrence of any of the following in one transaction or a series of related transactions: (a) any person or group acquires, directly or indirectly, more than fifty percent (50%) of the total voting power of the Company's outstanding securities; (b) the Company consummates a merger, consolidation, reorganization, share exchange, or similar transaction after which the persons who held the Company's voting securities immediately before the transaction hold fifty percent (50%) or less of the voting power of the surviving or resulting entity; or (c) the Company sells or otherwise disposes of all or substantially all of its consolidated assets. A transaction will constitute a Change in Control only if it also constitutes a change in ownership or effective control, or a change in ownership of a substantial portion of the Company's assets, within the meaning of Treasury Regulation Section 1.409A-3(i)(5), to the extent required to avoid adverse tax treatment under Section 409A.

"Closing Date" means the date when consummation of the transaction constituting a Change in Control occurs.

"Confidential Information" means all nonpublic information, in any form, relating to the Company or any of its current or former subsidiaries, affiliates, stockholders, directors, officers, employees, customers, clients, vendors, business partners, or prospective transaction counterparties, including trade secrets; legal and compliance matters; privileged communications; business plans; financial information; forecasts; pricing; personnel information; technology; security information; transaction materials; and other proprietary information. Confidential Information does not include information that Employee can demonstrate: (i) became publicly available through no breach of any duty owed by Employee; (ii) was lawfully known by Employee without restriction before disclosure by the Company; (iii) was lawfully received from a third party without breach of a duty of confidentiality; or (iv) was independently developed without use of Confidential Information.

"Separation Date" means the date Employee's employment with the Company and its affiliates ends ninety (90) calendar days following the Closing Date.

2. Transition Cooperation While Employed

Following the Closing Date, and only while Employee remains employed by the Company or an affiliate, Employee will continue to perform Employee's assigned duties in good faith and will reasonably cooperate with the Company, its management, and any successor owner to support an orderly transition. Such cooperation may include reasonable knowledge transfer, transition planning, introductions, and assistance concerning legal, compliance, governance, business continuity, and other matters within Employee's knowledge and responsibilities.

Employee shall not be required to perform duties that are materially inconsistent with Employee's position, professional responsibilities, or applicable law.

3. Post-Closing Separation Benefit

3.1 Entitlement.

In the event of a Change in Control and following the Closing Date, Employee will be entitled to compensation described in Section 3.2 (the "Separation Benefit").

1. Employee will continue to work for not less than ninety (90) calendar days following the Closing Date of a Change in Control whether or not in the same capacity and/or job description under the Employment Agreement but under the same Base Salary;
2. Upon the expiration of 90 calendar days following the Closing Date (the "Separation Date"), Employee shall receive the Separation Benefit under this Section;
3. If within 90 days of the Closing Date Employee is terminated by the Company for any or no reason or separates from the Company by consent, Employee shall be paid the Separation Benefit.

3.2 Separation Benefit.

A Separation Benefit equal to six (6) months annualized cash salary rate of Base Salary, excluding any Company benefits as described in the Employment Agreement, less applicable payroll deductions and tax withholdings, and will be paid in a single lump sum within ten (10) days following the Separation Date; provided, however, that payment may be delayed only to the extent required by Section 409A or other applicable law. The Company may not offset the Separation Benefit by amounts Employee earns or could earn from other employment or service following the Separation Date, except for a final, nonappealable judgment establishing a specific amount owed by Employee to the Company.

3.3 Accrued Obligations.

The Separation Benefit is in addition to, and not in lieu of, all earned but unpaid Base Salary through the Separation Date, reimbursement of properly incurred business expenses, vested benefits, and any other amounts or rights that are required to be paid or provided under applicable law, an employee benefit plan, an equity award agreement, an indemnification agreement, or the Company's organizational documents (collectively, "Accrued Obligations").

3.4 Replacement of Existing Severance Provision.

Effective upon the Closing, this Section 3 supersedes and replaces in its entirety the severance provision in the Employment Agreement providing six months' salary upon certain involuntary terminations. Before the Closing, the existing severance provision remains in effect according to its terms. Following the Closing, there will be no duplication of severance benefits under the Employment Agreement and this Addendum.

3.5 No Release Condition.

Employee's right to the Separation Benefit is not conditioned on Employee signing a release of claims, providing post-employment services, or complying with any obligation other than those expressly stated in this Addendum. Nothing in this Addendum constitutes a present release by either Party of claims that may exist now or arise in the future. The Parties may enter into a separate, mutually acceptable separation agreement after the Separation Date.

4. Confidentiality and Trade Secrets

4.1 Protection and Permitted Use.

During and after employment, Employee will hold Confidential Information in confidence and will not use or disclose it except: (a) as reasonably necessary to perform duties for the Company; (b) with the Company's prior written authorization; (c) as required by lawful process, subject to Section 5; or (d) as otherwise protected or permitted by applicable law. Employee will use reasonable measures to safeguard Confidential Information and will promptly notify the Company of any known unauthorized access, use, or disclosure.

4.2 Trade Secrets.

Employee's obligations concerning information qualifying as a trade secret will continue for a period of 3 years or for so long as the information remains a trade secret under applicable law. Nothing in this Addendum limits any rights or remedies available under the California Uniform Trade Secrets Act, the federal Defend Trade Secrets Act, or other applicable law.

4.3 No Restriction on General Knowledge or Lawful Employment.

Nothing in this Addendum prohibits Employee from using general knowledge, skills, and experience retained in unaided memory, accepting lawful employment or engagement, or engaging in conduct protected by California Business and Professions Code Section 16600 or other applicable law, provided Employee does not use or disclose Confidential Information or privileged information except as permitted by law.

5. Protected Activity; Required Disclosures; DTSA Notice

5.1 Protected Activity.

Nothing in this Addendum or the Employment Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Nothing prohibits Employee from: (a) reporting possible violations of law or regulation to, communicating with, filing a charge or complaint with, or participating or cooperating in an investigation or proceeding conducted by any federal, state, or local governmental agency, legislative body, self-regulatory organization, or law enforcement authority; (b) making disclosures protected by whistleblower laws; (c) discussing wages, hours, or working conditions to the extent protected by law; or (d) receiving a whistleblower award. Employee does not need the Company's prior authorization to engage in such activity and is not required to notify the Company that Employee has done so.

5.2 Required Disclosure.

If Employee is required by subpoena, court order, or other legal process to disclose Confidential Information, Employee may do so. To the extent permitted by law and reasonably practicable, Employee will provide prompt written notice to the Company so that the Company may seek a protective order or other appropriate relief. Employee will disclose only the portion of Confidential Information legally required to be disclosed.

5.3 Defend Trade Secrets Act Immunity Notice.

Pursuant to 18 U.S.C. Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret: (a) in confidence, directly or indirectly, to a federal, state, or local government official or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed under seal in a lawsuit or other proceeding. An individual who files a retaliation lawsuit for reporting a suspected violation of law may disclose the trade secret to the individual's attorney and use the trade secret information in the proceeding if documents containing the trade secret are filed under seal and the trade secret is not disclosed except pursuant to court order.

6. Return and Preservation of Company Property

Promptly following the Separation Date, or earlier upon the Company's reasonable request, Employee will return or permanently delete, as directed by the Company, Company property and Confidential Information in Employee's possession or control, including Company devices, access credentials, records, and copies. Employee may retain: (a) personal compensation and benefit records; (b) this Addendum, the Employment Agreement, and other agreements relating to Employee's service; (c) records reasonably necessary to establish or enforce Employee's legal rights; and

(d) information Employee is required by law or professional obligation to preserve. Any retained information remains subject to applicable confidentiality, privilege, privacy, and legal-hold obligations. Nothing in this Section requires destruction of information stored in routine backup systems that is not reasonably accessible in the ordinary course, provided it remains protected and is not restored or used except as required by law.

7. Mutual Non-Disparagement

Employee will not knowingly make materially false statements of fact about the Company or its current directors and executive officers with the primary purpose of causing reputational harm. The Company will instruct its current directors and executive officers not to knowingly make materially false statements of fact about Employee with the primary purpose of causing reputational harm. This Section does not apply to truthful statements, legal or regulatory communications, testimony, privileged communications, internal business communications made in good faith, responses to reference inquiries, or activity protected under Section 5 or applicable law. Nothing in this Addendum prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

8. Attorney-Client Privilege and Professional Responsibilities

The Parties acknowledge that Employee has served as the Company's Chief Legal Officer and that certain information known to Employee may be subject to attorney-client privilege, attorney work-product protection, duties of confidentiality, legal-hold obligations, or professional-responsibility rules. Nothing in this Addendum transfers, expands, limits, or waives any privilege or protection. The Company retains authority to assert or waive privileges belonging to the Company, subject to applicable law. Employee may disclose or use information to the extent reasonably necessary to obtain personal legal advice, defend against a claim, comply with law or professional obligations, or exercise rights protected under Section 5, in each case subject to applicable rules governing privileged and confidential information.

9. Indemnification; Advancement; D&O Insurance

Nothing in this Addendum reduces, terminates, or adversely affects any right Employee has or may have to indemnification, advancement of expenses, exculpation, contribution, or coverage under directors' and officers' liability or other insurance arising from Employee's service to the Company or any affiliate. Such rights will survive the Separation Date and any Change in Control according to their terms and applicable law. The Company shall maintain any tail coverage purchased in connection with the transaction for Employee to the same extent as for other similarly situated executive officers and directors. The Company will not amend, cancel, or allow the lapse of any applicable indemnification arrangement or tail coverage in a manner that uniquely and materially disadvantages Employee relative to similarly situated current or former executive officers and directors.

10. Cooperation in Legal Proceedings

Following the Separation Date, upon the Company's reasonable written request, Employee will provide reasonable cooperation in connection with litigation, regulatory matters, governmental inquiries, audits, investigations, or other proceedings relating to matters within Employee's knowledge arising from Employee's service to the Company or any affiliate. Such cooperation will be scheduled at mutually agreeable times and in a manner that does not unreasonably interfere with Employee's personal or professional activities. The Company will reimburse Employee for all reasonable out-of-pocket expenses and, if the cooperation requires more than incidental time, compensate Employee at a reasonable consulting rate agreed upon in advance. Employee will not be required to provide cooperation to the extent doing so would violate applicable law, attorney-client privilege, attorney work-product protection, professional-responsibility obligations, or another legal or ethical duty. Nothing in this Section conditions, delays, reduces, or otherwise affects Employee's right to the Severance or Separation Benefit.

11. Successors and Assigns

This Addendum is binding upon and will inure to the benefit of the Company and Employee and their respective permitted successors, assigns, heirs, personal representatives, and beneficiaries. The Company may assign this

Addendum to a successor to all or substantially all of the business or assets to which Employee's services principally relate, and any such successor will be bound by this Addendum by operation of law or written assumption. Employee may not assign Employee's service obligations, but Employee's right to receive amounts due under this Addendum may pass to Employee's estate or designated beneficiary.

12. Section 409A

The Parties intend that payments and benefits under this Addendum comply with or be exempt from Section 409A of the Internal Revenue Code and the regulations thereunder ("Section 409A"), and this Addendum will be interpreted and administered accordingly. A termination of employment will constitute a "separation from service" within the meaning of Section 409A to the extent required. Each payment will be treated as a separate payment for Section 409A purposes. To the extent the Severance or Separation Benefit is subject to Section 409A and Employee is a "specified employee," payment will be delayed until the first business day following the six-month anniversary of the Separation Date, or Employee's earlier death, if required by Section 409A. The Company will not accelerate or further defer payment except as permitted by Section 409A. The Company does not guarantee any particular tax treatment, and Employee is responsible for Employee's personal tax obligations.

13. Dispute Resolution

Except as expressly modified by this Addendum, the dispute-resolution provision in the Employment Agreement remains in effect. Notwithstanding the foregoing, nothing in that provision or this Addendum prohibits either Party from seeking temporary, preliminary, or other injunctive relief from a court of competent jurisdiction when necessary to prevent immediate and irreparable harm, or from filing or participating in an administrative charge or proceeding that cannot lawfully be waived.

14. Representations and Acknowledgments

Each Party represents that it has had the opportunity to consult with counsel of its choosing regarding this Addendum, understands its terms, and enters into it voluntarily. Employee acknowledges that the Company has not provided Employee with personal legal or tax advice. The Company represents that the individual signing for the Company has authority to execute this Addendum and that any corporate approvals required for the Company to enter into this Addendum have been obtained.

15. Miscellaneous

15.1 Effect on Employment Agreement.

This Addendum amends the Employment Agreement only as expressly provided herein. If there is a conflict between this Addendum and the Employment Agreement, this Addendum controls. Except as expressly amended, the Employment Agreement remains in full force and effect. References to the Employment Agreement will be deemed to include this Addendum.

15.2 Governing Law.

This Addendum is governed by the laws of the State of California, without regard to conflict-of-laws principles, except to the extent another jurisdiction's law mandatorily applies and cannot lawfully be waived.

15.3 No Waiver.

A waiver of any breach will not constitute a waiver of any other or subsequent breach. No waiver is effective unless in writing and signed by the Party against whom the waiver is asserted.

15.4 Severability and Reformation.

If any provision is held invalid or unenforceable, it will be enforced to the maximum extent permitted by law or, if it cannot be so enforced, severed, and the remaining provisions will remain in effect. No provision will be construed to waive or restrict a right that cannot lawfully be waived or restricted.

15.5 Entire Agreement as to Subject Matter.

This Addendum and the Employment Agreement constitute the entire agreement between the Parties concerning the subject matter of this Addendum and supersede prior or contemporaneous oral or written understandings concerning that subject matter.

15.6 Amendment.

This Addendum may be amended only by a written instrument signed by Employee and an authorized representative of the Company. For clarity, the Company's reserved discretion under the Employment Agreement does not permit the Company unilaterally to modify, reduce, condition, or eliminate the Separation Benefit or any other right created by this Addendum.

15.7 Notices.

Notices under this Addendum must be in writing and delivered personally, by nationally recognized overnight courier, or by email with confirmation of transmission, to the addresses most recently reflected in the Company's records or to another address designated by written notice. Notice is effective upon receipt, except that email notice received after 5:00 p.m. local time will be deemed received on the next business day.

15.8 Headings; Construction.

Headings are for convenience only and do not affect interpretation. "Including" means "including without limitation." This Addendum will be construed as jointly drafted, without any presumption against either Party as drafter.

15.9 Counterparts; Electronic Signatures.

This Addendum may be executed in counterparts, each of which is deemed an original and all of which together constitute one instrument. Electronic and PDF signatures have the same force and effect as original signatures.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Executive Transition and Retention Addendum as of the Effective Date.

THE MARYGOLD COMPANIES, INC.	EMPLOYEE
By: Signed by: Nick Gerber 4C2D946D44DA464...	Signed by: B40F2BFBEAC0439...
Name: Nicholas D. Gerber	Carolyn M. Yu
Title: Chief Executive Officer	Title: Chief Legal Officer
Date: August 17, 2026	Date: August 17, 2026